Exhibit 10.8

SOPHIRIS BIO CORP.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of August 16, 2012, by and between Randall E. Woods (“Executive”) and Sophiris Bio Corp. (the “Company”).

1.	EMPLOYMENT BY THE COMPANY.

1.1 Commencement of Employment. Executive’s start date of employment will be such date and time as is mutually agreed upon by the Company and Executive, and which is currently expected to be on or about August 16, 2012. The date that Executive actually commences employment with the Company is the “Employment Start Date”.

1.2 Position and Duties. Executive’s title shall be President and Chief Executive Officer of the Company. Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with Executive’s job positions. Executive shall report to the Board of Directors of Sophiris Bio Inc. (the “Parent’s Board”), the parent of the Company (the “Parent”). Executive will not undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Notwithstanding the foregoing, and subject to Section 1.5 herein, Executive may continue to serve on the board of directors of Arena Pharmaceuticals and Sorbent Therapeutics, provided that such service does not create a conflict with Executive’s employment hereunder or impact Executive’s ability to perform his duties for the Company.

1.3 Location. Executive shall work at the Company’s offices in San Diego, California, provided that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

1.4 Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company. In the event that the terms of this Agreement differ from or are in conflict with such policies or practices, this Agreement shall control.

1.5 Agreement not to Participate in Company’s Competitors. During Executive’s employment with the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its respective business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company, Parent or any of their respective Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than 2% of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.	COMPENSATION AND BENEFITS.

2.1 Salary. The Company shall pay Executive a base salary at the annualized rate of $425,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Base Salary may be adjusted from time to time in the Company and/or the Parent’s Board’s discretion.

2.2 Discretionary Performance Bonus. For each calendar year of employment, the Executive will be eligible for an additional, discretionary cash bonus of up to 40% of his then current Base Salary (the “Bonus”), based on Executive’s performance as determined by the Parent’s Board, including performance relative to any performance milestones that may be established by the Parent’s Board for Executive. Any Bonus paid will be paid in a lump sum cash payment and subject to standard payroll deductions and withholdings. In order to earn a Bonus for any given year, Executive must remain employed by the Company through and including the payout date for the Bonus. Assuming all other criteria are met, Executive will be eligible for a pro-rated Bonus based on his partial year of service in 2012. The determination of whether Executive’s performance (including Executive’s performance relative to any performance milestones) merits a Bonus, and the Bonus amount (if any) that will be paid, shall be made by the Parent’s Board in its sole discretion.

2.3 Stock Option. Subject to approval by Parent’s Board , contingent upon the Employment Start Date and pursuant to Parent’s Amended and Restated 2011 Stock Option Plan (the “Plan”), Executive will be granted an option (the “Option”) to purchase the number of shares of the Parent’s common stock that as of the close of the trading day immediately prior to the Employment Start Date represents three percent (3%) of all outstanding common stock of the Parent, at an exercise price per share equal to the fair market value of a single share of such common stock on the date of the grant, as provided in the Plan and consistent with the requirements for an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the applicable regulations and guidance thereunder (the “Code”). Subject to Executive’s continuing service as an Executive, Employee or Consultant (as each is defined in the Plan) with the Company through each vesting date, the Option shall vest, commencing on the Employment Start Date (the “Vesting Commencement Date”), as follows: one-third (1/3) of the shares subject to the Option shall vest on the first anniversary of the Vesting Commencement Date, one-third (1/3) of the shares subject to the Option shall vest on the second anniversary of the Vesting Commencement Date, and one-third (1/3) of the shares subject to the Option shall vest on the third anniversary of the Vesting Commencement Date. Any options awarded pursuant to this Section will be governed by the Plan and shall be granted pursuant to any notice, agreement or other document as may be required by the Plan.

2.4 Standard Company Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s employees.

3.	PROPRIETARY INFORMATION OBLIGATIONS.

3.1 Confidential Information Obligations. As a condition of employment, Executive agrees to execute and abide by the Company’s form of Confidentiality and Inventions Assignment Agreement (“CIAA”).

3.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

4.	AT-WILL EMPLOYMENT.

Executive’s employment relationship with the Company is, and shall all times remain, at will. This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause (as defined below) or advance notice.

5.	SEVERANCE BENEFITS.

5.1 Employment Termination. If Executive’s employment is terminated by the Company for any reason or no reason (including for Cause), due to Executive’s resignation for any reason, due to Executive’s death or disability, the Company shall pay Executive’s Base Salary and any benefits or other compensation earned and/or accrued through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. Except as specifically provided for below in Sections 5.2 and 5.3, Executive shall have no other rights to any other compensation or benefits following the employment termination date.

5.2 Employment Termination by Company without Cause. If the Company terminates Executive’s employment without Cause (and other than due to Executive’s death or disability), then Executive will be eligible to receive the severance benefits described below in Section 5.2.1 and 5.2.2, provided that Executive (i) remains in compliance with his obligations owed to the Company (including all obligations under the CIIA), and (ii) delivers an executed waiver and release of claims in a form acceptable to the Company, which may be included by the Company in a separation agreement (the “Release”), within the applicable deadline set forth therein, but in no event later than 45 days following Executive’s termination date, and permits the Release to become effective in accordance with its terms (such latest permitted date, the “Release Deadline”). If Executive’s employment terminates for any reason other than a termination without Cause by the Company, or if Executive does not timely execute a Release that becomes effective on or before the Release Deadline, then Executive will not be eligible to receive any severance benefits under this Section 5.2.

5.2.1 Cash Severance Benefits. Executive will be eligible to receive continued Base Salary (at the level existing at time of Executive’s termination) for the “Severance Benefit Period” immediately following the date of Executive’s termination. The “Severance Benefit Period” will be either (i) six (6) months if Executive’s termination occurs on or before the first anniversary of the Employment Start Date or (ii) twelve (12) months if Executive’s termination occurs after the first anniversary of the Employment Start Date. The cash severance benefits provided in this Section 5.2.1 will be subject to all applicable withholdings and deductions and will be paid to Executive in equal installments in accordance with the Company’s regular payroll practices over the Severance Benefit Period, provided that, in the event that the amount of cash severance benefits is greater than two times the lesser of (x) the sum of Executive’s annualized compensation based on the annual rate of pay for services provided to the Company for the year preceding the year in which the termination occurred or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s termination occurred, then the cash severance benefits shall be paid in equal installments over the Severance Benefit Period, except that to the extent such payment schedule would result in Executive receiving cash severance benefits following March 15th the year following the year in which Executive’s termination occurred, the aggregate amount of cash severance benefits scheduled to be paid on or following such March 15th shall instead be paid in a lump sum immediately prior to such March 15th. Notwithstanding the foregoing, any cash severance benefits scheduled to be paid to Executive prior to the effectiveness of the Release shall instead accrue and be paid to Executive in the first payroll period following the Release effective date, with the remainder of the severance benefit payments to be made as originally scheduled.

5.2.2 Health Insurance. If Executive is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any state equivalent following Executive’s termination, the Company will pay the COBRA premiums necessary to continue the health insurance coverage in effect for Executive and Executive’s eligible dependents on the termination date, as and when due to the insurance carrier or COBRA administrator (as applicable), until the earliest of (i) the close of the Severance Benefit Period, (ii) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (iii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Executive is required to immediately notify the Company in writing of any such eligibility described in (iii) above. For purposes of this Section 5.2.2, references to COBRA premiums shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”), for the remainder of the COBRA Payment Period. On or as reasonably practicable following the effective date of the Release (but in no event later than the 60th day following the Executive’s termination date), the Company will make the first payment under this Section (and, in the case of the Health Care Benefit Payment, such payment will be to Executive, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on Executive’s termination date through such payment date, with the balance of the payments paid thereafter on the schedule described above.

5.3 Additional Change of Control Related Severance Benefits. In the event that Executive’s employment with the Company is terminated without Cause (and other than due to Executive’s death or disability) or Executive resigns for Good Reason, in either case within the one (1) month period immediately preceding or the twelve (12) month period immediately following the effective date of a Change of Control of the Parent, then subject to Executive’s delivery to the Company of an effective Release as required pursuant to Section 5.2, one-hundred percent (100%)

of the then unvested shares subject to the Option and subject to any other compensatory stock awards outstanding as of the date of such termination that were granted to Executive by the Company or the Parent, shall immediately accelerate vesting and exercisability.

6.	DEFINITIONS.

6.1 Cause. For purposes of this Agreement, “Cause” for termination of employment shall mean: (i) Executive’s repeated failure to satisfactorily perform his job duties, including but not limited to Executive’s refusal or failure to follow lawful and reasonable directions of the Parent’s Board or other individuals to whom Executive reports; (ii) Executive’s commission of an act that materially injures the business of the Company; (iii) Executive’s commission of an act constituting dishonesty, fraud, or immoral or disreputable conduct; (iv) Executive’s conviction of a felony, or conviction of any crime involving moral turpitude; (v) Executive’s engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company, or which violates any material provisions of this Agreement or any written agreement with the Company; or (vi) Executive’s use or intentional appropriation for Executive’s personal use or benefit of any funds, information or properties of the Company not authorized by the Company to be so used or appropriated. The determination that the termination is for Cause shall be made by the Parent’s Board in its sole discretion.

6.2 Good Reason. For purposes of this Agreement, “Good Reason” for Executive to terminate Executive’s employment pursuant to Section 5.3 herein shall mean the occurrence of any of the following events without Executive’s written consent: (i) a material reduction in Executive’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction; (ii) the relocation of Executive’s principle place of employment resulting in an increase in Executive’s one-way commuting distance from his residence by at least forty (40) miles; and (iii) a material reduction by the Company of Executive’s Base Salary, as initially set forth herein or as the same may be increased from time to time pursuant to this Agreement, by more than ten percent (10%) (unless such reduction is made pursuant to an across the board reduction generally applicable to senior executives of the Company). Provided, however, that such termination by Executive shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from Executive within thirty (30) days following the first occurrence of the condition that he considers to constitute Good Reason, describing the condition, and the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (ii) Executive resigns employment and service from all positions Executive holds with the Company and the Parent effective no later than thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

6.3 Change of Control. For purposes of this Agreement, “Change of Control” shall have the meaning given to it in the Plan, a copy of which has been provided to Executive.

7. SECTION 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has had a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”). Each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury

Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), as applicable. However, if such exemptions are not available and Executive is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s Separation from Service, or (ii) Executive’s death. No interest will be due on any amounts so deferred.

None of the severance benefits will be paid or otherwise delivered prior to the effective date (or deemed effective date) of the Release. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation from Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

8.	SECTION 280G.

8.1 If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

8.2 Notwithstanding any provision of Section 8.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

8.3 Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 8. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

8.4 If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 8.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 8.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 8.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

9.	GENERAL PROVISIONS.

9.1 Representations and Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

9.2 Miscellaneous. This Agreement, along with the CIAA, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Parent’s Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to his and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

SOPHIRIS BIO CORP.

By:	/s/ Lars Ekman
Lars Ekman, M.D., Ph.D.
Executive Chairman and President

Accepted and agreed:

/s/ Randall E. Woods
Randall E. Woods

8